Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
(Investor Relations)
Zachary C. Parker, President and Chief Executive Officer	Donald C. Weinberger/Adam Lowensteiner
DLH Holdings Corp.	Wolfe Axelrod Weinberger Associates, LLC
1776 Peachtree Street, NW	212-370-4500
Atlanta, GA 30309	don@wolfeaxelrod.com
866-952-1647	adam@wolfeaxelrod.com

Christy N. Buechler, Marketing & Communications Manager (Media)

DLH Holdings Corp.

404-985-8818

christy.buechler@teamstaff.com

TEAMSTAFF ANNOUNCES NAME CHANGE TO DLH HOLDINGS CORP.

-       New Ticker Symbol “DLHC” Effective June 27, 2012 —

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Atlanta, Georgia — June 26, 2012 — TeamStaff, Inc. (Nasdaq: TSTF), a leading healthcare and logistics services provider to the Federal Government, including the Departments of Defense and Veterans Affairs, announced today that the Company has filed an amendment to its certificate of incorporation to implement the previously announced change in its corporate name and effective immediately, the Company’s new name is DLH Holdings Corp. The Company’s common shares will continue to trade on the Nasdaq Capital Market and its new ticker symbol will be “DLHC” effective June 27, 2012 at the market’s open. Outstanding stock certificates are not affected by the name change and will not need to be changed.

The name change is a reflection of the Company’s refined and enhanced business strategy which began approximately two years ago. In recent months the Company undertook a major rebranding effort, which included the change in corporate name of our principal operating subsidiary to DLH Solutions, Inc., the launch of a new corporate website at www.dlhcorp.com, and other communications and marketing measures to establish the “DLH” brand and create associated brand equity.

Mr. Zach Parker, President and CEO of DLH Holdings, stated “We are pleased to change our corporate name to DLH Holdings Corp. as part of the implementation of our comprehensive rebranding efforts. Our management and our board of directors believe that the corporate name change will better reflect our corporate identity and competitive advantages in the Federal health delivery, logistics and technical services markets. Appropriately so, the letters “DLH” of our new name serves as an acronym for our key market focus of Defense, Logistics and Health, which are the three principle lines of services we anticipate to leverage our core competencies toward profitable growth.”

About DLH Holdings Corp. (formerly TeamStaff, Inc.)

DLH serves clients throughout the United States as a full-service provider of healthcare, logistics, and technical support services to DoD and Federal agencies.  For more information, visit the corporate web site at www.dlhcorp.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release may contain forward-looking statements. These statements relate to future events or DLH’s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans” (and similar expressions) should be considered forward looking statements. There are a number of important factors that could cause DLH’s actual results to differ materially from those indicated by the forward looking statements. including those factors described under “Risk Factors” in the Company’s prospectus included as part of the Registration Statement on Form S-1 filed by the Company in connection with the Rights Offering and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. DLH undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.

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